UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Salix Pharmaceuticals, Ltd.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	$125 per Exchange Act Rule 0 11(c)(1)(ii), 14a 6(i)(1), 14a 6(i)(2) or Item 22(a)(2) of Schedule 14A.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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EXPLANATORY NOTE

Salix Pharmaceuticals, Ltd., a Delaware corporation (“Salix”), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on May 7, 2003 in connection with the solicitation of proxies for electing the Board of Directors of Salix at the 2003 annual meeting of Salix’s stockholders.

On May 7, 2003, Salix sent the following letter to all record holders of its common stock:

IMPORTANT NOTICE FROM YOUR BOARD OF DIRECTORS

May 7, 2003

Dear Fellow Stockholder:

We will shortly be sending you a detailed proxy statement and WHITE proxy card for the 2003 annual meeting of Salix’s stockholders scheduled for Thursday, June 19, 2003. By now, you have probably learned that Axcan Pharma Inc. (“Axcan”) has filed a preliminary proxy statement with the intention of launching a hostile and costly proxy contest to take control of your Board of Directors. The purpose of Axcan’s hostile proxy contest is to have Axcan’s director nominees approve and facilitate a tender offer for all of the outstanding shares of Salix common stock at a price of $8.75 per share. Your Board of Directors has already recommended that you reject that tender offer as grossly inadequate.

You might have already received proxy solicitation materials and a gold proxy card from Axcan seeking your vote to elect their slate of nominees to the Salix’s Board of Directors.

YOUR BOARD OF DIRECTORS VIGOROUSLY OPPOSES AXCAN’S

PROXY SOLICITATION AND STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY GOLD PROXY CARD SENT TO YOU BY AXCAN OR ITS SUBSIDIARY, SAULE HOLDINGS, INC.

Your Board of Directors recommends instead that you carefully review Salix’s proxy statement, which will be mailed to you shortly, and that you demonstrate your support for your Board of Directors’ five proposed nominees by SIGNING, DATING and MAILING the WHITE proxy card that will be mailed to you along with Salix’s proxy statement.

Your Board of Directors, in spite of the distractions of this proxy contest, is committed to the continued enhancement of stockholder value and believes Salix and its stockholders are on the cusp of realizing the benefits of the significant investments it has made over the past few years in implementing its business plan. Your Board believes that the Axcan tender offer is grossly inadequate, and that Salix can better enhance stockholder value by continuing to execute its business plan.

Thank you for your attention and cooperation. If you have any questions or need any assistance voting your shares, please contact our proxy solicitor, Georgeson Shareholder Communications Inc. toll free at (800) 818-7535.

On behalf of the Board of Directors:

Robert P. Ruscher	Carolyn J. Logan
Executive Chairman	President and CEO

IMPORTANT INFORMATION

On May 2, 2003, we filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) relating to our solicitation of proxies from our stockholders with respect to our upcoming 2003 annual meeting of stockholders. We plan to mail our proxy statement to you soon. We advise you to read this proxy statement carefully when it becomes available, because it will contain important information. Our preliminary proxy statement and other relevant documents are available for free at the SEC’s Internet web site at www.sec.gov. You may also obtain a free copy of our definitive proxy statement, when it becomes available, and other relevant documents by writing to us at Investor Relations, 8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615, or by visiting our Internet web site at www.salix.com.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of our stockholders is available in the preliminary proxy statement on Schedule 14A filed by Salix with the SEC on May 2, 2003.

FORWARD-LOOKING STATEMENTS

This letter and other written or oral statements made by or on behalf of Salix may contain forward-looking statements within the meaning of the federal securities laws. The preparation of these forward-looking statements requires the use of estimates of future profitability, revenues, expenses, activity levels and economic and market conditions, many of which are outside of Salix’s control. Actual results might vary materially from those indicated by the forward-looking statements as a result of various factors, including risks of regulatory reviews and clinical trials, the need to acquire additional products and management of rapid growth. These and other important risk factors regarding Salix are included under the caption “Forward-Looking Statements” in Salix’s preliminary proxy statement filed with the SEC on May 2, 2003 and may be discussed in subsequent filings with the SEC. Given these risks, you should not place undue reliance on such statements.